Exhibit 23.3

Independent Auditors’ Consent

The Members

LS Power Development, LLC:

We consent to the inclusion in the registration statement on Form S-4 of Dynegy Acquisition, Inc. of our report dated December 6, 2006, with respect to the combined balance sheet of the Power Generation Business of LS Power Development, LLC and Affiliates as of December 31, 2005, and the related combined statements of operations, owners’ equity and comprehensive loss, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

December 8, 2006